Exhibit 23.5

Consent of Independent Auditor

We hereby consent to the incorporation in this Registration Statement on Form S-4 of PBT Land and Minerals, Inc., our report dated October 24, 2025, relating to the statements of revenue and direct operating expenses associated with certain oil and gas properties of Hilcorp Permian CT TXNM, LLC acquired by US Land Guild Corp. Predecessor for the years ended December 31, 2024 and 2023.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

July 28, 2026